UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Nortech Systems Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nortech Systems Incorporated

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held May 10, 2006

TO THE SHAREHOLDERS OF NORTECH SYSTEMS INCORPORATED:

The Annual Meeting of Shareholders of Nortech Systems Incorporated (the “Company”) will be held at the Wayzata Country Club, 200 West Wayzata Boulevard, Wayzata, Minnesota, on May 10, 2006, at 10:00 a.m., for the following purposes:

1.                To consider and act upon the Board of Directors’ recommendation to fix the number of directors of the Company at five;

2.                To elect a Board of Directors to serve for a one-year term and until their successors are elected and qualify;

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 17, 2006, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

Your attention is called to the accompanying Proxy Statement.

By Order of the Board of Directors
Bert M. Gross
Secretary
March 31, 2006

Nortech Systems Incorporated

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2006

This Proxy Statement is furnished to shareholders of NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the “Company”), in connection with the solicitation on behalf of the Company’s Board of Directors of proxies for use at the annual meeting of shareholders to be held on May 10, 2006, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The address of the principal executive office of the Company is 1120 Wayzata Boulevard East, Suite 201, Wayzata, Minnesota 55391. This Proxy Statement and form of Proxy are being mailed to shareholders of the Company on or about March 31, 2006.

SOLICITATION AND REVOCATION OF PROXIES

The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by telegraph, telephone or letter with extra compensation. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any shareholder giving a proxy in this form may revoke it at any time before it is exercised. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specifications indicated on the proxy.

VOTING RIGHTS

Only shareholders of record of the Company’s 2,618,197 shares of Common Stock outstanding as of the close of business on March 17, 2006, will be entitled to execute proxies or to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares must be represented at the meeting, in person or by proxy, to transact business.

ELECTION OF DIRECTORS

The bylaws of the Company provide for a Board of Directors consisting of one or more members, and further provide that the shareholders at each annual meeting shall determine the number of directors. The Company’s Board of Directors recommends that the number of directors be set at five and it is intended that the proxies accompanying this statement will be voted at the 2006 meeting to establish a Board of Directors consisting of five members. All of the nominees are presently directors of the Company. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of the following five nominees:

MICHAEL J. DEGEN
MYRON KUNIN
KENNETH LARSON
RICHARD W. PERKINS
C.TRENT RILEY

Following is information regarding the nominees:

Name	Age	Position
Michael J. Degen	62	President and Chief Executive Officer and Director
Myron Kunin	77	Chairman of the Board of Directors
Kenneth Larson	65	Director
Richard W. Perkins	75	Director
C. Trent Riley	66	Director

From 1998 until his retirement on December 31, 2000, Mr. Degen was the Managing Director, Worldwide Operations, of The Toro Company, a manufacturer of lawn mowers, snow throwers and other products. He has been a director of the Company since May 1998, and was elected President and Chief Executive Officer of the Company on May 1, 2002.

Mr. Kunin has served from 1983 to 2004 as Chairman of the Board of Directors of Regis Corporation, the world’s largest owner, operator and franchisor of hair care salons. He is now Vice-Chairman of that Board. He has been a director of the Company since 1990.

Mr. Larson served as President and Chief Operating Officer of Polaris Industries from 1988 to 1998. He is the Chairman of Restaurant Technologies, Inc., an installer of automated cooking oil systems for the fast food restaurant industry. He is a director of Featherlite, Inc., and Bellacor.com, Inc. He has been a director of the Company since July 2002.

Mr. Perkins has served since 1985 as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., a registered investment advisor. He is also a director of CNS, Inc., PW Eagle, Inc., Lifecore Biomedical, Inc., Synovis Life Technologies, Inc., Teledigital, Inc., Two Way TV (US), Inc., and Vital Images, Inc. He has been a director of the Company since 1993.

Mr. Riley has served since 1996 as President of Riley Dettman & Kelsey LLC, management consultants. He has been a director of the Company since August 2001.

DIRECTORS MEETINGS

There were four meetings of the Board of Directors during the last fiscal year. All directors attended all meetings of the Board and committees of the Board on which such director served.

The Board of Directors has established a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee. The members of each committee are Messrs. Larson, Perkins and Riley. The Board of Directors has determined that Messrs. Larson, Perkins and Riley are independent directors under the rules established by the Securities and Exchange Commission and the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). Further, the Board has determined that Mr. Perkins is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. In the last fiscal year the Audit Committee met four times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met twice.

EXECUTIVE OFFICERS

The Executive Officers of the Company are as follows:

Name	Age	Position
Michael J.Degen	62	President, Chief Executive Officer and Director
Richard G.Wasielewski	53	Vice President and Chief Financial Officer
Keith A. Pieper	59	Vice President, Operations
Garry Anderly	59	Senior Vice President, Corporate Finance, and Treasurer
Peter L. Kucera	59	Vice President, Corporate Quality
Donald E. Horne	57	Vice President, Global Supply Chain Management
Curtis J. Steichen	49	Vice President, Sales and Marketing

Mr. Degen has been President and Chief Executive Officer since May 2002.

Mr. Wasielewski has been Chief Financial Officer of the Company since April 15, 2004. From 2000 until his employment by the Company, he was Controller/Senior Director, Planning, Wholesale and Operations of Select Comfort Corporation, a manufacturer and retailer of premium air mattresses. From 1995 until 2000 he was the Chief Financial Officer of Lycro Products Co., Inc., a precision metal fabrication component manufacturer.

Mr. Anderly has been Senior Vice President, Corporate Finance and Treasurer of the Company since May 1996. He was Vice President of Finance and Administration from 1991 until May 1996.

Mr. Pieper has been the Principal Operating Officer of the Company since November 1, 2004. From September 2003 until October 31, 2004, he was Director of Manufacturing of the Landoll Corporation, a manufacturer of material handling and transportation equipment. From 1997 until September 2003, he was Vice President, International Operations, of Westech Inc., a manufacturer of open pit mining equipment.

Mr. Kucera has been Vice President, Corporate Quality of the Company since 1991.

Mr. Horne has been Vice President, Global Supply Chain Management of the Company since February 2003. From 1997 until February 2003, he was Vice President, Corporate Procurement.

Mr. Steichen was elected Vice President, Sales and Marketing on May 18, 2005. From February 2002 to May 2005, Mr. Steichen held sales and marketing positions with Graco, Inc., a manufacturer of fluid-handling systems and components, and was Director of Sales and Marketing in the Protective Coatings Division of that company from July 2003 to May 2005. During 2001 and 2002 he was General Manager of Amesbury Balance Systems, a component manufacturer of hardware for the window and door industry. From 1999 to 2001, he served as Vice President, Sales, Marketing and E-Business Development of Hoffman Enclosures (a subsidiary of Pentair, Inc.), a manufacturer of standard and custom enclosures for commercial, industrial and datacom markets.

REPORT OF AUDIT COMMITTEE

The Board of Directors of the Company has adopted a charter for the Audit Committee. The charter charges the Committee with the responsibility for, among other things, reviewing the Company’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005. The Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended by SAS 89 and SAS 90. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which were received from the Company’s independent accountants, and has discussed with the independent accountants their independence. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2005.

The members of the Audit Committee are “independent” under the rules of the Securities and Exchange Commission and the NASDAQ listing standards.

Richard W. Perkins, Chair
Kenneth Larson
C. Trent Riley
Members of the Audit Committee

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of the independent outside directors whose names appear following this report. Compensation for executive officers includes three elements: base salaries, bonuses, and long-term equity incentives through stock options, stock appreciation rights (SARS), and restricted stock.  Salaries are based on factors such as the individual’s level of responsibility and the amount of salary paid to executives with similar responsibilities in comparable companies. Bonuses are awarded based on a combination of the executives’ success in meeting certain pre-established individual goals and the Company’s performance in meeting certain financial goals. Long-term equity awards are designed to increase the incentive for an executive’s interest in the Company’s success as measured by the market value of its stock and to align the interests of the executives with those of the Company’s shareholders.

The chief executive officer’s base compensation for 2005 was established under an employment agreement executed in 2002. His bonus was based upon the Company’s financial performance in a difficult economic environment. Further, it was determined that the total compensation of the chief executive officer was comparable to compensation of chief executive officers of comparable companies. The base compensation of the other executive officers was set at the level necessary to attract and retain executives performing the functions being performed by such executives, and their bonuses were based upon meeting the goals referred to above.

Kenneth Larson, Chair
C. Trent Riley
Richard W. Perkins
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, the cash and non-cash compensation paid by the Company to the Company’s chief executive officer, each of the four most highly compensated executive officers during fiscal year 2005, and one former executive officer (“Named Executive Officers”).

				Compensation	All Other
				Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)
Michael J. Degen	2005	184,880	31,500	0	0
President, Chief Executive Officer	2004	174,990	31,500	0	0
and Director	2003	174,990	24,500	50,000	0
Richard E. Wasielewski	2005	151,922	37,300	0	0
Chief Financial Officer	2004	95,185	14,800	20,000	0
Keith A. Pieper	2005	127,811	26,700	0	0
Vice President, Operations	2004	16,825	0	20,000	0
Garry M. Anderly	2005	124,513	29,250	0	0
Senior Vice President,	2004	124,010	17,980	0	0
Corporate Finance and Treasurer	2003	124,010	17,980	6,000	0
Peter L. Kucera	2005	100,162	27,495	0	0
Vice President, Corporate Quality	2004	92,997	23,436	0	0
	2003	92,997	13,671	6,000	0
Gregory D. Tweed	2005	133,115	33,625	0	0
Vice President and General Manager	2004	143,000	20,375	0	0
Bemidji and Augusta Operations through	2003	143,000	20,020	6,000	14,850
May 10, 2005

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

There were no stock option or SAR grants in fiscal 2005 by the Company to any of the Named Executive Officers.

STOCK OPTION/SAR EXERCISES AND OPTION VALUES

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information concerning stock options exercised during 2005 and stock options unexercised at the end of 2005 with respect to each of the Named Executive Officers.

	Shares		Number of Unexercised Options/ at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options/ at Fiscal Year-End ($)(1)
Name	Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Michael J. Degen	0	0	56,000/0	8,650/0
Richard G. Wasielewski	0	0	20,000/0	0/0
Keith A. Pieper	0	0	20,000/0	8,200/0
Garry Anderly	10,000	5,800	32,000/0	41,150/0
Peter Kucera	5,000	2,900	22,000/0	29,650/0
Gregory D. Tweed	20,000	15,000	32,000/0	41,150/0

(1)          Value of unexercised in-the-money options is determined by multiplying the difference between the exercise price per share and $6.15, the closing price per share on December 31, 2005, by the number of shares subject to such options.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the total number of outstanding options and shares available for other future issuances of options under the Company’s equity compensation plans as of December 31, 2005.

	A		B	C
Plan Category	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity Compensation Plans Approved by Security Holders	287,000	(1)	$6.273	180,000	(2)
Total	287,000	(1)	$6.273	180,000	(2)

(1)          Represents shares issuable upon the exercise of outstanding options granted under the Company’s 1992 and 2003 Stock Option Plans, and its 2005 Incentive Compensation Plan.

(2)   Represents shares presently remaining available under the Company’s 2005 Incentive Compensation Plan.

EMPLOYMENT ARRANGEMENTS

During 2002, the company established a Nonqualified Supplemental Executive Retirement Plan (the “Plan”) for its Named Executive Officers (“Executives”). Pursuant to the Plan, the Company will pay a bonus to Executives equal to 10% of the Executives’ base annual salary, as well as an additional bonus to cover federal and state income taxes incurred by the Executives with respect to the 10% bonus. The Executives are required to purchase life insurance and retain ownership of the life insurance policy once it is purchased. The Plan provides a five-year vesting schedule in which the Executives vest in their bonus at a rate of 20% each year. Should an Executive terminate employment prior to the fifth year of vesting, that Executive must reimburse the Company for any unvested amounts.

During 2002, the Company entered into Change of Control Agreements (the “Agreement(s)”) with the Executives. The Agreements provide an inducement for each Executive to remain as an employee of the Company in the event of any proposed or anticipated change of control in the organization, including facilitating an orderly transition, and to provide economic security for the Executive after a change in control has occurred. In the event of an involuntary termination after a change of control, each Executive would receive his base salary, annual bonus at time of termination, and continued participation in health, disability and life insurance plans for a period of three years. Each Executive would also receive professional outplacement services up to $10,000. Each Agreement remains in full force until the Executive terminates employment or the Company terminates the employment of the Executive.

The Company has entered into an employment agreement with Mr. Degen, its Chief Executive Officer, effective October 1, 2002, and continuing for three years thereafter, providing (a) for a base salary of $175,000 per year, subject to increases related to the Company’s general executive pay schedule during the term of the agreement, (b) that he will participate in any incentive plan for which the Company determines he is eligible and (c) that if Mr. Degen becomes unable to perform his duties because of illness or other incapacity during the term of the agreement, his compensation and his medical, dental and life insurance shall be continued for a period of 24 months. The agreement also provides that if Mr. Degen initiates the termination of employment, he will not for a period of two years following his termination of employment, anywhere in the United States or Mexico, engage in or in any business, or be connected with or employed by any organization, in direct competition with the Company’s business.

DIRECTOR COMPENSATION

For their services as directors during the last fiscal year, the three  independent directors  received the following amounts:  Mr. Perkins $21,000, Mr. Larson $19,500, and Mr. Riley $19,000.

COMPARATIVE STOCK PRICE PERFORMANCE

The graph below compares the cumulative total shareholder return on the Company’s Common Stock for the last five years with the cumulative total return of the NASDAQ Composite Index and the cumulative total return of a peer group index (the “Peer Group”) constructed by the Company for the same periods.  The graph assumes the initial investment of  $100 in the Company’s Common Stock, the NASDAQ Composite Index, and the Peer Group,  on December 31, 2000, assuming dividend reinvestment.

The Peer Group consists of the following companies in the electronic manufacturing services industry:  Key Tronic Corporation, Nortech Systems Incorporated, SigmaTron International, Inc., Simclar Inc., and SMTC Corporation. The results of the Peer Group are weighted based on total market capitalization. In previous years the Company used Simclar alone as a comparison but the Company believes that the current Peer Group provides a better basis for comparison than any one company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Company has established a Nominating and Corporate Governance Committee of the Board of Directors. This Committee has adopted a charter, which is available on its website (www.nortechsys.com). All the members of this Committee are independent as defined in the NASDAQ Marketplace Rules.

Shareholder Nominees

The Committee has adopted a policy of considering director candidates recommended by shareholders. Any shareholder desiring to submit such a recommendation should transmit the candidate’s name and qualifications in a letter addressed to:

Nominating and Corporate Governance Committee
Nortech Systems Incorporated
1120 Wayzata Boulevard East, Suite 201
Wayzata, MN 55391

Director Qualifications

The Committee has not established specific qualifications for potential directors. The principal general qualification of a director is the ability to act effectively on behalf of all of the shareholders.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee periodically assesses the appropriate size of the board and whether any vacancies are anticipated. If vacancies are anticipated or if the Committee determines that the number of directors should be increased, the Committee considers possible director candidates. Candidates may come to the Committee’s attention through present board members, shareholders or other persons. All candidates will be evaluated by the Committee and the Committee’s recommendations will then be transmitted to the entire board. Assessment of candidates will include a variety of issues, including diversity, skills and experience in the fields of accounting, marketing, technology, international manufacturing, and understanding of the Company’s industry.

SECURITY HOLDERS COMMUNICATIONS WITH THE BOARD

Security holders may send communications to the Company’s board of directors, or to any individual board member, by means of a letter to such individual board member or the entire board addressed to:

Board of Directors (or named board member)
Nortech Systems Incorporated
1120 Wayzata Boulevard East, Suite 201
Wayzata, MN 55391

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 6, 2006, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company, by each director and by each executive officer identified in the Summary Compensation Table, and by all executive officers and directors as a group. The parties listed in the table have the voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Myron Kunin	1,364,335		52.1%
Michael J. Degen	57,500		2.2%
Richard W. Perkins .	40,000		1.5%
Garry M. Anderly .	47,000		1.8%
Richard G. Wasielewski	20,000		*
Peter Kucera .	32,448		1.2%
Keith A. Pieper .	20,000		*
C. Trent Riley	13,000		*
Gregory D. Tweed	39,500		1.5%
Kenneth Larson	10,000		*
All executive officers and directors as a group (eleven persons)	1,680,983	(2)	63.9%

(1)          Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire such shares pursuant to options exercisable within sixty (60) days: 32,000 shares by Mr. Anderly, 32,000 by Mr. Tweed, 22,000 shares by Mr. Perkins, 11,000 shares by Mr. Kunin, 56,000 shares by Mr. Degen, 22,000 shares by Mr. Kucera, 9,000 shares by Mr. Larson, and 11,000 shares by Mr. Riley.

(2)          Includes 267,000 shares subject to options exercisable within sixty (60) days.

*                    Less than one percent (1%).

2005 ANNUAL REPORT

The Company will mail its annual report for the year 2005 on or about March 31, 2006, to all shareholders of the Company of record on March 17, 2006.

INDEPENDENT ACCOUNTANTS

Change in Certifying Accountants

On August 31, 2004, KPMG LLP (“KPMG”) notified the Company that the client-auditor relationship between the Company and KPMG ceased as of that date. The decision to terminate the relationship was made by KPMG; the Company’s Audit Committee did not recommend a change in accountants.

In connection with the audits of the two fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through August 31, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two fiscal years ended December 31, 2002 and December 31, 2003, and the subsequent interim period through August 31, 2004, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that on August 13, 2004, KPMG advised the Company’s audit committee that KPMG noted a deficiency related to the Company’s ability to forecast financial results accurately enough to determine expected compliance with debt covenants at future quarter ends. This deficiency was considered to be a “reportable condition” under the standards established by the American Institute of Certified Public Accountants. The subject matter of this deficiency was discussed with the Chairman of the Audit Committee and representatives of the Company’s management on August 13, 2004, as were the proposed remedial actions. The Company believes that it has taken appropriate steps to remedy this deficiency by improving and expanding its monthly forecasting process put into place in the first week of June 2004. At the August 13, 2004 discussion with the Chairman of the Company’s audit committee and management, KPMG also stated that this deficiency did not in its view constitute a “material weakness” within the meaning of the standards established by the American Institute of Certified Public Accountants.

The Company requested KPMG to furnish the Company with a letter addressed to the Commission stating whether KPMG agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree. KPMG’s letter agreeing with the Company’s statements was filed as an exhibit to a Form 8-K filed by the Company on September 3, 2004.

Appointment of Principal Accountants

The Audit Committee of the Board of Directors has engaged McGladrey & Pullen LLP (“McGladrey”), as the independent registered public accounting firm of the Company for 2006. Members of the firm are expected to be present at the annual meeting of shareholders and available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Fees incurred by the Company for services of Principal Accountants

The following table shows the fees billed to the Company for the audit and other services provided by KPMG and McGladrey for fiscal years 2005 and 2004, including the estimated fees remaining to be billed by McGladrey for the 2005 audit.

	2005	2004
Audit Fees (KPMG)	$0	$14,000
Audit Fees (McGladrey)	214,108	158,000
Audit-Related Fees(1)	5,825	2,000
Tax Fees	0	0
All Other Fees	0	0

(1)          Audit-related fees are principally for professional services relating to technical accounting consulting and research and meeting with management.

The Audit Committee has established a policy for pre-approving the services provided by the Company’s independent auditors in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

QUORUM AND VOTE REQUIRED

The presence in person or by proxy of the holders of a majority of the voting power of the shares of Common Stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director will be decided by plurality votes. As a result, any shares not voted for director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. If your shares are held by a broker or nominee, you should contact such holder to determine if you may vote your shares electronically and, if so, the method and deadline for voting electronically. If your shares are held directly and you decide to vote electronically, please follow the directions on your proxy card.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder for the annual shareholders’ meeting to be held in May, 2007, must be received by the secretary of the Company at 1120 Wayzata Boulevard East, Suite 201, Wayzata, Minnesota 55391, not later than the close of business on December 2, 2006. Proposals received by that date will be included in the 2007 proxy statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the Securities and Exchange Commission.

The Company’s bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the secretary of the Company at its principal offices in Wayzata, Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year’s annual meeting. For the 2007 annual meeting, director nominations and shareholder proposals must be received on or before December 2, 2006. Shareholder proposals that are received by the Company after that date may not be presented in any manner at the 2007 annual meeting.

OTHER MATTERS

The management does not know of any other matters that may be presented for consideration at the annual meeting of shareholders. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
BERT M. GROSS
Secretary
Minneapolis, Minnesota
March 31, 2006

NORTECH SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 10, 2006

NORTECH SYSTEMS INCORPORATED	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR the proposal to fix the number of directors at five and FOR all the nominees listed in paragraph 2.

The undersigned hereby appoints Michael J. Degen and Garry Anderly and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Nortech Systems Incorporated (the Company) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May10, 2006, and at any and all adjournments thereof.

(Continued, and TO BE COMPLETED AND SIGNED on the reverse side)

  Please detach here

1. To fix the number of directors of the Company at five.	☐ For	☐ Against	☐ Abstain

2. Election of directors:	01 Michael J. Degen	04 Richard W. Perkins	☐ FOR all nominees	☐ WITHHELD AUTHORITY
02 Kenneth Larson	05 Trent Riley	above, except	to vote for all nominees
03 Myron Kunin	vote withheld from	listed above
individual nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. In their discretion, on such other matters as may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

Date	, 2006

Signature(s) in Box

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.